Exhibit 99.1

 Blueknight Declares Quarterly Distributions

OKLAHOMA CITY, July 19, 2018 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP - Common Units) (NASDAQ: BKEPP - Preferred Units) (“BKEP” or the “Partnership”), announced today that the board of directors of its general partner has declared a quarterly cash distribution on the Partnership’s common units of $0.08 per common unit, as well as a cash distribution of $0.17875 per unit on the Partnership’s preferred units. The distributions are payable on August 14, 2018, on all outstanding common and preferred units to unitholders of record as of the close of business on August 3, 2018.

Comment from BKEP CEO Mark Hurley:

“We continue to execute on the transactions outlined in our first quarter earnings conference call. During that call we indicated that we would amend our credit facility, undertake an asset sale and reduce our common unit distribution. Just prior to the end of the quarter we amended our credit facility and announced the $90.0 million sale of three asphalt terminals to Ergon located in Saginaw and Lubbock, Texas and Memphis, Tennessee. The sale transaction closed on July 12th. Today we announce the change in our common unit distribution from $0.145/quarter to $0.08/quarter. These actions decrease our anticipated proforma leverage to less than 5.0x and provide the intended additional financial flexibility. We are now entering into the busy season for our asphalt facilities and crude oil activity in Oklahoma remains robust. We look forward to discussing second quarter results the first week of August.”

Forward-Looking Statements and Treasury Regulation Notice

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b) (4) and (d). Brokers and nominees should treat one hundred percent (100.0%) of
BKEP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, BKEP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not BKEP, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;

•
6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	655 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	65 crude oil transportation vehicles deployed primarily in Kansas, Oklahoma and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP
Investor Relations, 918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900